Exhibit 4.21

Please note that these documents are English translations of the original Chinese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Chinese original, the latter shall prevail.

Working Capital Loan Contract

No. : PDK476780120240420

Borrower: Guangzhou Shuzhi Communication Culture Co., LTD

Unified Social Credit code 91440101MA5CKKEXX7

Legal representative/Person in charge: Huang Zhuoqin

Address: Room 1101, No. 156 Nanzhou Road, Haizhu District, Guangzhou, China (office only)

Zip Code: 510000

Bank and account number: Bank of China Limited Guangzhou Panyu Luoxi Branch 718573934862

Tel: 13599518650

Fax:

Lender: Panyu Branch, Guangzhou, Bank of China Limited

Legal representative/Responsible person: He Ganbo

Address: 338 Qinghe East Road, Qiao Town, Panyu City

Zip code: 511400

Tel: 84696493

Fax:

The Borrower and lender, through equal consultation, have reached an agreement on the lender’s issuance of working capital loans to the Borrower, and hereby enter into this contract.

Article 1 Loan Amount

Currency of the loan: Renminbi.

Amount of the loan: (in words) One million Two hundred thousand yuan; (¥1,200,000.00.)

Article 2 Term of Loan

Term of loan: 36 months from the date of actual withdrawal; In the case of instalments, from the first actual withdrawal date. The Borrower shall make the withdrawal in strict accordance with the agreed withdrawal time. If the actual withdrawal date is later than the agreed withdrawal time, the borrower shall still make the repayment in accordance with the repayment time agreed herein.

Article 3 Purpose of the loan

Purpose of loan: to supplement the working capital of daily operation. Without the written consent of the Lender, the Borrower shall not change the purpose of the borrowings, including but not limited to the Borrower shall not use the borrowings for fixed assets, equity and other investments, shall not use the borrowings for any fields and purposes prohibited by laws, regulations, regulatory provisions or the state for production or operation, shall not use the borrowings for sub-lending or purchase of other financial products for arbitrage, and shall not use the borrowings for illegal increase of local government hidden debts. And other uses of bank loans are prohibited.

Article 4 Interest rates on loans and settlement of interest

The Lender indicates to the Borrower the annualized interest rate of the Loan hereunder through the Letter of Notification of the Annualized Interest Rate of the Loan attached hereto. If the annualized interest rate of the Loan hereunder is calculated only according to the loan interest rate expressed in Paragraph 1 of this Article, the aforesaid Letter of Notification of the Annualized Interest Rate of the Loan shall not apply.

1. Loan interest rate

The borrowing interest rate (annualized interest rate, simple interest for RMB borrowing) is a floating interest rate, starting from the actual withdrawal date (or the first actual withdrawal white if the withdrawal is made in installments), and is repriced every 12 months in a floating cycle. The repricing date shall be the first day of the next floating cycle, that is, the starting date shall be the corresponding day of the repricing month, or the last day of the month if there is no corresponding day of the month. If the floating period is daily, the repricing date is the day of the next floating period.

For each withdrawal:

RMB borrowing floating rate

A. The interest rate of the first installment (from the actual withdrawal date to the expiration date of the floating period) shall be the 1-year loan market quoted rate +90.0 basis points as recently published by the National Inter-Bank Offered Center one working day prior to the actual withdrawal date;

B. On the repricing date, it shall be repriced together with other sub-withdrawals according to the 1-year loan market quotation rate +90.0 basis points recently published by the National Inter-Bank Lending Center one working day prior to the repricing date, which shall be the applicable interest rate of the floating period.

2. Interest calculation

The interest shall be calculated from the actual date of withdrawal by the borrower and shall be calculated according to the actual amount of withdrawal and the number of days of use.

Interest calculation formula: interest = principal × actual days × daily interest rate.

The daily interest rate is calculated based on 360 days a year, and the conversion formula is: daily interest rate = annual interest rate /360.

3. Interest settlement method

The borrower shall settle the interest in the following manner (1):

(1) Interest shall be settled quarterly, with the 20th day of the end of each quarter as the interest settlement date and the 21st day as the interest payment date.

(2) Interest shall be settled monthly, with the 20th day of each month as the settlement date and the 21st day as the coupon payment date.

If the last repayment date of the loan principal is not the Coupon payment date, the last repayment date of the loan principal is the Coupon payment date and the borrower shall pay all the interest payable.

4. Penalty interest

(1) If the loan is used overdue or not for the purpose agreed in the contract, penalty interest shall be calculated and charged at the penalty interest rate stipulated in this paragraph for the overdue or misappropriated part from the date of overdue or misappropriated until the principal and interest are paid off.

For loans that are both overdue and misappropriated, penalty interest shall be calculated and charged at a higher penalty interest rate.

(2) For the interest and penalty interest that the borrower fails to pay on time, this paragraph shall apply to the settlement method stipulated in paragraph 3 of this Article

The agreed penalty interest rate is compounded.

(3) Penalty interest rate

Penalty interest rate of RMB loan, penalty interest rate of floating interest rate loan

A. Float from the date of overdue or misappropriation in accordance with the floating period stipulated in paragraph 1 of this Article. The penalty interest repricing date shall be the date of overdue or misappropriation on the corresponding day of the repricing month; if there is no corresponding day in the current month, the last day of the current month shall be the penalty interest repricing date.

B. The penalty interest rate for overdue loans shall be 50% above the base rate of penalty interest determined in subparagraph C of this paragraph, and the penalty interest rate for misappropriation of loans shall be 100% above the base rate of penalty interest determined in subparagraph C of this paragraph.

C. The base interest rate of penalty interest in the first floating period shall be the overdue or misappropriated loan interest rate actually implemented in the current period, and the base interest rate of penalty interest in the next floating period after each floating period shall be repriced on the repricing date in accordance with the manner stipulated in paragraph 1 of this Article.

5. Other

(1) “Loan interest rate” and “penalty interest rate” hereunder are tax-inclusive interest rates, that is, the interest charged by the lender to the borrower has included value-added tax payable in accordance with national laws and regulations.

(2) In case of any significant change in the pricing benchmark of the floating interest rate hereunder, it shall be subject to the market rules in effect at that time. If the lender requires the Borrower to sign a supplementary contract on relevant matters at that time, the Borrower shall cooperate.

(3) The term “pricing benchmark” as used in this Article shall have the same meaning as the term “benchmark interest rate”.

Under this Contract, “TERMSOFR” means TERMSOFR published and administered by the Chicago Mercantile Exchange (or the successor administrator) as administrator, “TIBOR” means TIBOR published and administered by the Japan Bankers Association (or the successor administrator) as administrator, and “EURIBOR” means the European Money Market Institute (or the successor administrator) “Overnight SOFR” means “Overnight SOFR” means “Overnight SOFR” means “Overnight SONIA” means “Overnight SONIA” means “Bank of England” (or successor administrator) means “EURIBOR” means “Euribor” means “Euribor” means “Termsofr” as administrator and managed by the Federal Reserve Bank of New York (or successor Administrator) as administrator and managed by the Bank of England (or successor administrator) as administrator and “Overnight TONA” means by the Day “Overnight SOFR” means the overnight TONA published by the Bank (or successor administrator) as administrator and managed by the Bank of England (or successor administrator) as administrator, “Overnight SOFR” means the overnight ESTR published by the European Central Bank (or successor administrator) as administrator and managed by the Swiss Stock Exchange (or successor administrator) as administrator and managed by the overnight SARON.

Article 5 Conditions for withdrawal

The borrower shall meet the following conditions for withdrawal of funds:

1. This Contract and its annexes have come into force.

2. The Borrower has provided the guarantee as required by the lender, and the guarantee contract has taken effect and completed the statutory approval, registration or filing procedures;

3. The Borrower has reserved for the Lender the Borrower’s documents, bills, seals, names of personnel and signature samples related to the conclusion and performance of this Contract, and has filled in the relevant documents;

4. The Borrower has opened the account necessary for the performance of this Contract as required by the Lender;

5. Submit to the lender a written withdrawal application and relevant documents proving the purpose of the loan and go through the relevant withdrawal procedures 5 banking days before the withdrawal;

6. The Borrower has submitted to the Lender the resolution and authorization letter of the Board of Directors or other competent departments agreeing to sign and perform this Contract;

7. There are no other withdrawal conditions stipulated by law or agreed by both parties.

If the above conditions of withdrawal are not met, the Lender has the right to reject the Borrower’s application for withdrawal, except where the Lender agrees to make the loan.

Article 6 Time and method of withdrawal

1. The Borrower shall make withdrawal at (2) of the following time and method:

(1) Make a lump sum withdrawal on a certain day.

(2) Withdraw the loan within 90 days from the effective date of the contract.

(3) The payment shall be made in the following installments:

Draw money in installments at the following times

Time of withdrawal	Amount of withdrawal

2. The lender shall have the right to reject the borrower’s application for withdrawal of the unused portion after the aforesaid time.

Article 7 Payment of loan funds

1. Loan issuance account

The Borrower shall open the following account with the lender as the loan issuance account, and the loan issuance and payment shall be handled through this account.

Account name: Guangzhou Shuzhi Communication Culture Co., LTD

Account number: 718573934862

2. Payment method of borrowed funds

(1) The method of payment of the loan funds shall be implemented in accordance with laws and regulations, regulatory provisions and provisions of this contract. The method of payment of the loan funds for a single withdrawal shall be confirmed in the withdrawal application. If the lender considers that the method of payment of the loan funds selected in the withdrawal application does not meet the requirements, it has the right to change the method of payment or stop the issuance and payment of the loan funds.

(2) Entrusted payment by the Lender means that the Lender pays the borrowed funds to the borrower’s counterparty conforming to the purposes agreed herein according to the borrower’s withdrawal application and payment entrustment. According to the relevant regulations of the CBRC and the internal management regulations of the Lender, the payment of loan funds that meet one of the following conditions shall be made by the entrusted payment method of the lender.

A. The lender and the borrower newly establish a credit business relationship, and the borrower’s credit rating does not meet the lender’s internal requirements;

B. The payment object is clear at the time of withdrawal application (there is a clear account and account name); And the amount of a single transaction exceeds RMB10 million (excluding, foreign currency shall be converted according to the exchange rate on the actual date of withdrawal);

C. Other circumstances prescribed by the Lender or agreed with the Borrower.

(3) The Borrower pays independently, that is, after the lender releases the loan funds to the borrower’s account according to the borrower’s withdrawal application, the borrower pays independently to the Borrower’s counterparty meeting the purpose agreed in the contract. Except for the cases stipulated in the preceding paragraph where the payment method entrusted by the lender is to be adopted, the other payment methods of the loan funds shall be paid by the borrower independently.

(4) Change of payment method. After the submission of the withdrawal application, if the conditions of the borrower’s external payment and credit rating change, the payment method of the borrowed funds shall be changed if the conditions agreed in paragraph 2 (2) of this article are met for the borrowed funds paid by the borrower independently. Where the amount of external payment, the object of payment and the purpose of the loan are changed under the change of the method of payment or the entrusted method of payment, the borrower shall provide the lender with a written explanation of the application for change, resubmit the application for withdrawal and the relevant transaction materials proving the purpose of the funds.

3. Specific requirements for entrusted payment of the borrowed funds

(1) Payment entrustment. If the borrower meets the conditions of payment entrusted by the lender, the borrower shall have a clear payment authorization in the application for withdrawal, that is, authorize and entrust the lender to directly pay the loan funds to the counterparty account designated by the Borrower for the purpose agreed herein after transferring the loan funds into the designated borrower’s account. And shall provide the name of the counterparty receiving the payment, the counterparty account, the payment amount and other necessary payment information.

(2) Transaction information shall be provided. If the borrower meets the conditions of entrusted payment by the lender, the borrower shall provide the lender with the information of its lending account and counterparty account at the time of each withdrawal, as well as supporting materials to prove that the withdrawal meets the purpose agreed in the loan contract. The Borrower shall guarantee that all the information provided to the Lender is true, complete and valid. If the Lender fails to fulfill its fiduciary payment obligations in time due to the untrue, inaccurate or incomplete transaction information provided by the Borrower, the Lender shall not assume any responsibility and the repayment obligations already incurred by the Borrower under this Contract shall not be affected.

(3) The Lender’s performance of its entrusted payment obligation

A. In case of entrusted payment by the lender, after the borrower submits the payment entrustment and relevant transaction information, the lender shall pay the loan funds to the borrower’s counterparty through the borrower’s account after examination and approval.

B. If the Lender finds upon examination that the proof of use materials and other relevant transaction materials provided by the Borrower are not in conformity with provisions hereof or have other defects, the Lender shall have the right to require the Borrower to supplement, replace, explain or resubmit the relevant materials. Before the Borrower submits the relevant transaction materials deemed qualified by the Lender, the Lender shall have the right to refuse the disbursement and payment of the relevant funds.

C. If the Lender fails to timely pay the loan funds to its counterparty in accordance with the payment order of the Borrower due to a refund by the bank opening the counterparty’s account, the Lender shall not assume any liability and the repayment obligation of the Borrower already incurred under this Contract shall not be affected. The Borrower hereby authorizes the lender to freeze the funds returned by the counterparty account opening bank. In such case, the Borrower shall resubmit relevant transaction materials such as payment entrustment and proof of use.

(4) The Borrower shall not evade the entrusted payment by the lender by breaking up the whole into pieces.

4. After the loan funds are released, the Borrower shall, as required by the lender, promptly provide the records and materials of the use of the loan funds, including but not limited to the proof of the use of funds, purchase and sales contracts, etc.

5. Under any of the following circumstances, the Lender shall have the right to re-determine the terms and conditions of loan issuance and payment or to stop the issuance and payment of loan funds:

(1) The Borrower violates this contract and evades the Lender’s entrusted payment by breaking the whole into pieces;

(2) the Borrower’s credit status declines or its main business profitability is not strong;

(3) abnormal use of the borrowed funds;

(4) the borrower fails to provide the records and materials of the use of the borrowed funds in a timely manner as required by the lender;

(5) The Borrower pays the loan funds in violation of the provisions of this Article.

Article 8 Repayment

1. The Borrower designates the following account as the fund withdrawal account, and the borrower’s fund withdrawal shall be entered into the account. The Borrower shall provide information on the transfer of funds in and out of the account in a timely manner. The lender shall have the right to require the borrower to explain the inflow and outflow of large and abnormal funds in the fund withdrawal account and to supervise the account.

Account name: Guangzhou Shuzhi Communication Culture Co., LTD

Account number: 718573934862

2. Unless otherwise agreed by both parties, the Borrower shall repay the loan under this contract according to the repayment plan (3) below:

(1) Repay all the loans under this contract on the expiration date of the loan term.

(2) Repay the loans under this Contract according to the following repayment plan:

Repayment time	Amount of repayment

(3) Other repayment plans: Repay the loan principal of 60,000 yuan for the first time from July 02, 2024, then repay the principal of 60,000 yuan on the first month of each quarter, the last repayment date is based on the loan record, and return all the remaining principal.

If the borrower needs to change the above repayment plan, it shall submit a written application to the lender 30 bank working days before the corresponding loan expires, and the change of the repayment plan shall be confirmed by both parties in writing.

3. Unless otherwise agreed by both parties, if the borrower defaults on the principal and interest of the loan at the same time and the expenses of fulfilling the creditor’s right, the lender shall have the right to determine the sequence of repayment of the principal or interest and the expenses of fulfilling the creditor’s right; In the case of installment repayment, if there are multiple overdue or overdue loans under this contract, the Lender has the right to determine the order of repayment of a certain repayment by the Borrower; Where there are multiple loan contracts already due between the borrower and the lender, the lender has the right to determine the order of the contract to be performed by the borrower for each repayment.

4. Unless otherwise agreed by the parties, the Borrower may make repayment in advance, provided that 30 banking days’ prior written notice is given to the Lender. The amount of prepayment is used first to repay the last due loan, in reverse order.

For the loan calculated by the application of single compound interest combination, if it involves prepayment or partial prepayment, the interest corresponding to the prepayment principal shall be settled in a lump sum.

The borrower shall repay the principal in (1) of the following ways.

(1) The Borrower shall deposit sufficient funds in the following repayment account for repayment not later than 3 banking working days prior to the maturity of each principal and interest, and the Lender shall have the right to deduct the collection from the account on its own initiative on the due date of each principal and interest.

Account name: Guangzhou Shuzhi Communication Culture Co., LTD.

Account number: 718573934862.

(2) Other repayment methods agreed by both parties: (none)

Article 9 Guarantee

1. The debt hereunder shall be guaranteed in the following ways:

(1) This Contract belongs to the main contract under the Maximum Guarantee Contract no. PBZ476780120230737 signed by the guarantor Huang Zhuoqin and the lender, who shall provide the maximum guarantee.

(2) This contract belongs to the main party under the Maximum Guarantee Contract No. PBZ476780120230738 signed by the guarantor Xiamen Pop Culture Co., Ltd. and the Lender, and it shall provide the maximum guarantee.

(3) This contract belongs to the main contract under the Maximum Guarantee Contract numbered PDY476780120230380 signed by the guarantor Guangzhou Shuzhi Communication Culture Co., Ltd. and the lender. The maximum guarantee shall be provided by the guarantor.

2. If the Borrower or the guarantor occurs any event that the Lender thinks may affect its ability to perform the Contract, or the guarantee contract becomes invalid, cancelled or rescinded, or the financial situation of the borrower or the guarantor deteriorates or is involved in major litigation or arbitration cases, or the accounts of the borrower or the guarantor are closed, or may affect its ability to perform the contract for other reasons, Or if the guarantor defaults under the guarantee contract or other contracts between the Lender and the guarantor, or the guarantee is devalued, damaged, lost or sealed up, resulting in the weakening or loss of the value of the guarantee, the Lender has the right and the Borrower has the obligation to provide new guarantee or replace the guarantor to guarantee the obligations hereunder.

Article 10 The invoice shall be issued

1. The Borrower may apply to the Lender for issuing a VAT invoice (special VAT invoice or ordinary VAT invoice) after the Lender has confirmed receipt of the payment, and the Lender shall issue a VAT invoice to the Borrower after receiving the borrower’s application for issuing a VAT invoice.

2. The Borrower may apply for issuing VAT invoice to the corresponding business handling agency or other channels designated by the lender.

3. The Borrower shall confirm that the payer, the contract signer and the buyer listed in the VAT invoice are the same tax payer.

If there is any inconsistency and the borrower cannot enter the account or deduct the input tax according to law, the relevant losses shall be borne by the borrower.

4. If the invoice is lost after the borrower obtains it, the lender need not issue the VAT invoice to the borrower again.

5. If the Lender provides discount to the borrower through negotiation, the VAT invoice amount shall be subject to the discounted price.

7. The Lender shall provide the Borrower with a VAT invoice, and the borrower shall check the invoice information in time. If there is any error in the invoice information, the Borrower shall promptly apply to the lender for re-issuing the VAT invoice.

Article 11 Declarations and undertakings

1. The Borrower declares as follows:

(1) The Borrower is lawfully registered and lawfully existing, and has full capacity for civil rights and conduct necessary for signing and performing this Contract;

(2) The signing and performance of this Contract is based on the true intention of the Borrower, has been legally and effectively authorized in accordance with its articles of association or other internal management documents, and will not violate any agreement, contract or other legal documents binding on the Borrower; The Borrower has obtained or will obtain all relevant approvals, permits, records or registrations necessary for the signing and performance of this Contract;

(3) All documents, financial statements, vouchers and other materials provided by the Borrower to the Lender under this Contract are true, complete, accurate and valid;

(4) The transaction background of the Borrower’s application to engage in business with the Lender is true and legal, does not involve money laundering, terrorist financing, weapons of mass destruction proliferation financing, tax evasion, fraud and other illegal purposes, and does not violate the United Nations, China and other applicable sanctions;

(5) the Borrower does not conceal from the lender events that may affect its and the guarantor’s financial position and ability to perform the Agreement;

(6) There is no risk of energy consumption or pollution if the borrower and the loan project meet the national environmental protection standards, and the enterprises and projects with serious energy consumption or pollution problems and ineffective rectification are announced and recognized by the relevant state departments;

(7) the purpose of the loan and the source of repayment are genuine and legal;

(8) Other matters declared by the borrower: (none)

2. The Borrower undertakes as follows:

(1) Submit its financial statements (including but not limited to annual quarterly and monthly reports) and other relevant information to the Lender on a regular or timely basis as required by the Lender: The Borrower shall ensure that it continuously meets the requirements of the following financial indicators: the Borrower’s asset-liability ratio shall not exceed 90%.

(2) If the Borrower has entered into or will enter into a counter-guarantee agreement or similar agreement with the guarantor of this Contract in respect of its guarantee obligations, such agreement will not prejudice any of the Lender’s rights under this Contract.

(3) Accept the lender’s credit inspection and supervision, and give sufficient assistance and cooperation: if the borrower pays independently, it shall regularly aggregate and report the payment and use of the loan funds as required by the lender, and the specific aggregate report time is; Every month.

(4) In the event of a merger, division, capital reduction, equity transfer, foreign investment, substantial increase in debt financing, transfer of major assets and claims, and other matters that may adversely affect the Borrower’s ability to repay the debt, prior written consent of the lender shall be obtained.

The Borrower shall promptly notify the lender of any of the following events:

A. Changes in the articles of association, business scope, registered capital and legal representative of the Borrower’s living guarantee company;

B. Any form of joint venture, joint venture with foreign investors, cooperation, contract operation, reorganization, restructuring, planned listing and other business mode changes

C. Involved in major litigation or arbitration cases, or the property or security is sealed, seized or supervised, or new security is installed on the security;

D.closure of business, dissolution, liquidation, suspension of business for rectification, cancellation, revocation of business license, (being) applied for bankruptcy, etc.;

E.shareholders, directors and current senior management are involved in major cases or economic disputes;

F. The borrower defaults under other contracts;

G. Business difficulties and deterioration of financial position occur.

(5) the order in which the borrower pays off its debts to the lender has precedence over the loans made to it by the shareholder of the borrower and is no less than the similar debts of other creditors; Moreover, the Borrower shall not repay the loan to the Borrower shareholder from the commencement of this Contract until the repayment of the principal, interest and related expenses of the loan hereunder is completed.

(6) From the effective date of this Contract to the completion of the repayment of the principal, interest and related expenses of the loan hereunder, the Borrower shall not distribute dividends and bonuses to the shareholders in any form.

(7) The Borrower shall not dispose of its own assets in a manner that reduces its solvency. The borrower also undertakes that the total amount of its external guarantees shall not exceed one time of its own net assets, and the total amount of external guarantees and the amount of individual guarantees shall not exceed the limits prescribed by its articles of association.

(8) The Borrower shall not transfer the loan funds under this Contract to the account of the same name or the account of the related party, except for the purpose agreed herein or with the consent of the Lender.

For the transfer of the loan funds to the account of the Borrower with the same name or the account of the related party, the Borrower shall provide the corresponding supporting materials.

(9) For the loan under this Contract, the loan conditions provided by the Borrower to the Lender, such as the guarantee conditions, the pricing of the loan interest rate and the order of repayment, shall not be lower than the conditions now or in the future provided to any other financial institution.

(10) The lender has the right to recover the loan in advance according to the borrower’s withdrawal of funds.

(11) Cooperate with the lender in conducting due diligence, providing and updating information about the institution and its beneficial owners, and providing background information about the transaction.

(12) Other commitments of the Borrower: __/__.

Article 12 Related transaction disclosure within the group to which the Borrower belongs

The Parties agree that Clause 1 of the following shall apply:

1. The Borrower is not subject to the Lender’s Risk Management Guidelines for the Customer Credit Business of Commercial Banks Group (the “Guidelines”)

Group customers identified by the lender.

2. The Borrower is a group customer identified by the Lender in accordance with the Guidelines on Risk Management of Credit Granting Business to Group Customers of Commercial Banks (referred to as the “Guidelines”). The Borrower shall report to the Lender in a timely manner the related transactions of more than 10% of its net assets, including the related relationship of the parties to the transaction, the transaction items and the nature of the transaction, the amount or corresponding proportion of the transaction, and the pricing policy (including transactions with no amount or only a nominal amount).

Under any of the following circumstances, the lender shall have the right to unilaterally decide to stop paying the loan that has not been used by the borrower and to recover part or all of the principal and interest of the loan in advance: using a false contract with a related party to discount or pledge the creditor’s rights such as notes receivable and accounts receivable that have no actual trade background to extract bank funds or credit; Where major mergers, acquisitions and reorganizations occur, which the lender considers may affect the security of the loan; Intentionally evading and abolishing bank creditor’s rights through connected transactions; Other circumstances as provided for in Article 18 of the Guidelines.

Article 13 Breach of contract and its handling

Any of the following shall constitute or be deemed to be an event of default by the Borrower under this Contract:

1. The Borrower fails to perform its obligations of payment and repayment to the Lender as agreed herein;

2. The Borrower fails to use the loan funds in the manner agreed herein or fails to use the obtained funds for the purposes agreed herein; Or the Borrower uses the loan funds for transferring loans or buying other financial products for arbitrage; Or the borrower adds the hidden debt of local government in violation of regulations;

3. The Borrower’s statements in this Contract are untrue or violate its commitments in this contract;

4. The Borrower fails to provide a new guarantee or replace the guarantor in accordance with the provisions of Article 11 (2) (4), which the Lender considers may affect the financial condition and performance ability of the Borrower or guarantor;

5. Deterioration of the Borrower’s credit standing or deterioration of the Borrower’s financial indicators such as profitability, solvency, operating capacity and cash flow, which breaks the index constraints agreed herein or other financial agreements

6. The Borrower defaults under other contracts with the lender or other institutions of Bank of China Limited; Defaults occur under credit contracts between the Borrower and other financial institutions;

7. The guarantor violates the agreement of the guarantee contract, or defaults under other contracts with the lender or other institutions of Bank of China Limited;

(8) The Borrower terminates its business or is dissolved, revoked or bankrupt;

9. The Borrower is involved or may be involved in major economic disputes, litigation or arbitration, or its assets are sealed up, seized or enforced, or the Borrower is investigated and dealt with or punished by judicial authorities, taxation, industry and commerce or other administrative authorities according to law, which has or may affect the performance of its obligations hereunder;

10. The Borrower’s performance of its obligations under this Contract has been or may be affected by the abnormal change, disappearance, investigation or restriction of personal freedom of the Borrower’s main investor or key management personnel according to law;

11. When the lender audits the financial position and performance ability of the Borrower annually (i.e., every year after the effective date of this Contract), it finds that there are any circumstances that may affect the financial position and performance ability of the Borrower or the guarantor;

12. The designated fund withdrawal account has large or abnormal inflows and outflows of funds and the Borrower is unable to provide explanatory materials for the approval of loan income;

13. The Borrower refuses to cooperate with the Lender in carrying out due diligence, the Borrower or its transaction/counterparty is suspected of money laundering, terrorist financing, nuclear weapons proliferation, violation of applicable sanctions or other violations of laws and regulations, or the borrower’s guarantor is included in the United Nations, China and other applicable sanctions lists or sanctions;

14. The Borrower violates other provisions of this Contract concerning the rights and obligations of the parties.

In case of any breach of contract specified in the preceding paragraph, the Lender shall have the right to take the following measures separately or simultaneously according to the specific circumstances:

1. Require the borrower or the guarantor to correct its breach of contract within a time limit;

2. Reduce, suspend, cancel or terminate the credit line to the borrower in whole or in part;

3. Suspend or terminate in whole or in part the application of the Borrower for withdrawal of funds and other business under this Contract or other contracts between the Borrower and the lender; Suspend or cancel, terminate the issuance, payment and handling of loans and trade financing that have not yet been issued in whole or in part;

4. Declare all or part of the outstanding principal and interest of loans/trade finance payments and other payables under this Contract and other contracts between the Borrower and the lender immediately due;

5. Terminate or rescind this Contract and terminate or rescind other contracts between the Borrower and the Lender in whole or in part;

6. Require the Borrower to compensate the lender for the losses caused by its breach of contract, including but not limited to the loss of litigation costs, attorney’s fees, notary fees, enforcement fees and other related expenses caused by the realization of the creditor’s rights.

7. The amount of the Borrower in the accounts opened by the Lender and other institutions of Bank of China Limited shall be deducted to pay off the loan or part of the debt owed by the Borrower to the Lender under this Contract. The amount not due in the account shall be deemed to be due in advance. If the currency of the account is different from the Lender’s business valuation currency, it shall be converted according to the lender’s foreign exchange rate applicable at the time of collection;

8. Exercising the right of security;

9, require the guarantor to undertake the guarantee responsibility;

10. Such other measures as the lender deems necessary and possible.

Article 14 Reservation of Rights

The failure of either party to exercise part or all of its rights hereunder or to require the other party to perform or assume part or all of its obligations and liabilities shall not constitute a waiver of such rights or an exemption from such obligations and liabilities.

Any tolerance, extension or delay of the exercise of the rights hereunder by either party to the other party shall not affect any rights enjoyed by the other party under the Contract, laws and regulations, nor shall it be deemed as a waiver of such rights.

Article 15 Alteration, modification and termination

This Contract may be modified or modified in writing upon mutual agreement of both parties through negotiation. Any modification or modification shall form an integral part of this Contract.

Unless otherwise provided by laws and regulations or agreed by the parties, this Contract shall not be terminated until all rights and obligations hereunder have been performed.

Unless otherwise provided by laws or regulations or agreed by the parties, the invalidity of any provision of this Contract shall not affect the legal validity of the other provisions.

Article 16 Application of law and dispute settlement

This contract shall be governed by the laws of the People’s Republic of China.

After this Contract comes into force, all disputes arising out of the conclusion, performance or in connection with this Contract shall be settled by both parties through negotiation. If no agreement can be reached through negotiation, either party may adopt the first of the following methods to resolve the dispute:

1. Arbitration. Submit to Guangzhou Arbitration Commission for arbitration in Guangzhou, China (place of arbitration) in accordance with the Commission’s arbitration rules in effect at the time of submission of the application. The award of the arbitration shall be final and binding upon both parties.

2. Litigation. The parties may choose the Chinese court through consultation to settle the matter through litigation.

During the dispute settlement period, if the dispute does not affect the performance of other provisions of this Contract, such other provisions shall continue to be performed.

Article 17 Appendix

The following attachments and other attachments confirmed by both parties shall form an integral part of this contract and shall be consistent with this contract

They have the same legal effect.

1. Application for withdrawal;

2. Loan notes;

3, “Loan annualized interest rate notification letter”.

Article 18 Other Agreements

1. Without the written consent of the Lender, the Borrower shall not assign any rights and obligations hereunder to a third party.

2. If the Lender is required to entrust other institutions of Bank of China Limited to perform the rights and obligations hereunder due to business needs, or assign the loan business hereunder to other institutions of Bank of China Limited to undertake and manage, the Borrower agrees. The other institutions of Bank of China Limited authorized by the Lender or the other institutions of Bank of China Limited that undertake the loan business hereunder shall have the right to exercise all the rights under this contract, and shall have the right to file a lawsuit in the court in the name of such institution, submit to an arbitration institution for ruling or apply for enforcement of any dispute hereunder.

3. Without prejudice to other provisions hereof, this Contract shall be legally binding on both parties and their successors and assigns lawfully created by each party.

4. Unless otherwise agreed, the parties shall designate the domicile set forth herein as the correspondence and contact address and the delivery address confirmed by both parties to be valid. The address of service shall be applicable to the delivery of various notices, contracts and other documents during the performance of the contract by both parties, as well as relevant documents and legal documents in the event of disputes arising from the Contract, as well as the first instance, second instance, retrial and execution procedures after the disputes enter into arbitration and civil proceedings.

If the above address is changed, the changing party shall inform the other party of the changed address in writing 15 working days in advance. In arbitration or civil proceedings, if either party changes its address, it shall fulfill the obligation of serving notice of the change of address to the arbitration institution or the court. If either party fails to perform the notification obligation in the foregoing manner, the address for service confirmed herein shall still be deemed to be the effective address for service.

If the legal document fails to be actually received by a party due to inaccurate service address provided or confirmed by a party, failure to notify the other party, the court or the designated receiver after the change of service address in accordance with the procedures, etc., the date of service shall be deemed as the date of service if the legal document is returned by post; In the case of direct service, the date on which the sender records the information on the return certificate of service on the spot shall be deemed as the date of service.

5. The transactions under this Contract shall be carried out based on their respective independent interests. If required by relevant laws, regulations and supervision, other parties to the transaction shall constitute affiliates or associates of the Lender, and neither party shall seek or use such affiliates to affect the fairness of the transaction.

6. The headings and business names in this Contract are for convenience only and shall not be used in the interpretation of the contents of the terms and the rights and obligations of the parties.

7. The Lender shall have the right to provide the information related to this Contract and other relevant information of the Borrower to the Financial credit information Basic database and other credit information databases established by law in accordance with relevant laws and regulations, for the inquiry and use of appropriately qualified institutions or individuals in accordance with law. The Lender also has the right to inquire the relevant information of the Borrower through the Financial credit information Basic database and other credit information databases established according to law for the purpose of the conclusion and performance of the Contract.

8. The withdrawal date and repayment date shall be postponed to the first working day after the statutory holidays.

9. If the Lender fails to perform this Contract or fails to perform this Contract in accordance with provisions hereof due to changes in laws, regulations, regulatory regulations or requirements of regulatory authorities, the Lender shall have the right to terminate or perform this Contract in accordance with changes in laws, regulations, regulatory regulations or requirements of regulatory authorities. If this Contract is terminated or modified for such reasons, the Lender shall not be liable for the failure of the Loan to perform or comply with the provisions hereof.

10. The Borrower may consult and complain about the Contract and the business and charges hereunder through the lender’s telephone number listed herein.

Article 19 Effectiveness of the Contract

This Contract shall come into force upon being signed and affixed with the official seal by the legal representatives (responsible persons) or their authorized signatories of both parties.

This contract is made in duplicate, with each party holding one copy and each copy having the same legal effect.

Borrower: Guangzhou Shuzhi Communication Culture Co., LTD

Authorized signatory:

Time: April 29, 2024

Lender: Panyu Branch, Guangzhou, Bank of China Limited

Authorized signatory:

Time: April 29, 2024

Attachments

Letter of Advice on the Annualized Interest Rate of the Loan

No:

To: Guangzhou Shuzhi Communication Culture Co., LTD

1. Our bank has signed the Working Capital Loan Contract No. PDK476780120240420 with your company. Under the aforesaid contract, the annualized interest rate of the loan provided by our bank as the lender to your company is 1. The annualized interest rate (simple interest) includes:

(1) the interest on the loan calculated according to the loan interest rate agreed in paragraph 1 of Article 4 of the aforesaid contract;

(2) all kinds of expenses directly related to the loan as agreed in the aforesaid contract; (None)

(3) All kinds of expenses directly related to the loan agreed in the separate contract signed by your company and our bank. (None)

2. This notification letter, as an attachment to the aforesaid contract, constitutes an integral part thereof and has the same legal effect as the aforesaid contract. The provisions of the aforesaid contract shall apply to the matters not agreed herein. .

Lender: Panyu Branch, Guangzhou, Bank of China Limited

Authorized signatory: / /